Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Professional Diversity Network, Inc.

Chicago, IL 60603-5713

We consent to the incorporation by reference in Registration Statements on Form S-3 [File #333-227249] and Form S-8 [File #333-211382] of our report dated April 9, 2021, relating to the consolidated financial statements of Professional Diversity Network, Inc., appearing in this Annual Report on Form 10-K of Professional Diversity Network, Inc., for the years ended December 31, 2020 and 2019. Our report contains an explanatory paragraph regarding Professional Diversity Network, Inc.’s, ability to continue as a going concern.

Wilmington, DE 19806-1004

April 9, 2021

56 Rockford Road, Wilmington, DE 19806-1004 | Phone: 302-652-4783

ciroadamscpa.com